LifeVantage Announces Financial Results for the
Fourth Fiscal Quarter and Full Fiscal Year 2021
Revenue of $220 million for Fiscal 2021
Fourth Quarter Adjusted EPS Increased 10.7% Year over Year

Salt Lake City, UT, August 19, 2021, LifeVantage Corporation (Nasdaq: LFVN) today reported financial results for its fourth quarter and full fiscal year ended June 30, 2021.
Fourth Quarter Fiscal 2021 Summary*:
•Revenue of $54.8 million, a decrease of 7.7% from the prior year period and an increase of 6.2% sequentially;
•Total active accounts decreased 5.0% compared to the prior period while increasing 1.2% sequentially to 170,000. The year over year decline includes a decline in distributors of 13.7%, partially offset by an increase of 0.9% in customers. Compared to the third quarter of fiscal 2021, the number of distributors was flat and customers grew by 1.9%;
•Earnings per diluted share were $0.35, up 34.6% over the prior year period and up 191.7% sequentially;
•Adjusted earnings per diluted share were $0.31, up 10.7% compared to $0.28 in the prior year period and up 55.0% sequentially; and
•Adjusted EBITDA decreased 19.3% to $6.6 million compared to the prior period and increased 37.9% sequentially.
* All comparisons are on a year over year basis and compare the fourth quarter of fiscal 2021 to the fourth quarter of fiscal 2020, unless otherwise noted.
Fiscal Year 2021 Summary**:
•Revenue decreased 5.5% to $220.2 million;
•Revenue in the Americas decreased 7.0% and revenue in Asia/Pacific & Europe decreased 1.6%;
•Earnings per diluted share were $0.90, compared to $0.79 in fiscal 2020;
•Adjusted earnings per diluted share were $1.00, compared to $0.86 in fiscal 2020;
•Adjusted EBITDA increased 3.7% to $24.8 million;
•Repurchased 1.2 million, or $11.9 million, of common shares; and
•Strong balance sheet with $23.2 million of cash and no debt.
**All growth rates compare fiscal 2021 to fiscal 2020.
“Fourth quarter revenues results were in line with our expectations and earnings were slightly ahead as we continued to focus on our core strategies for driving long-term growth and operational improvement. Adjusted earnings per share increased 11% despite an 8% decline in net sales,“ said Steve Fife, Chief Executive Officer and Chief Financial Officer of LifeVantage. “The sequential improvement in the number of customers was particularly encouraging and the first positive inflection in the past year. Our initiatives to drive active account growth through distributor enrollment and increased retention continue to gain traction and we expect to show further progress over the next several quarters. Consumers continue prioritizing health and wellness, which we believe creates a compelling long-term growth outlook for LifeVantage based on our proven products, strong balance sheet and deeply committed management team.”

Fourth Quarter Fiscal 2020 Results
For the fourth fiscal quarter ended June 30, 2021, the Company reported revenue of $54.8 million, a 7.7% decrease over the fourth quarter of fiscal 2020. Revenue in the Americas for the fourth quarter of fiscal 2021 decreased 9.6% compared to the fourth quarter of fiscal 2020 and revenue in the Asia/Pacific & Europe region decreased 3.3% compared to the fourth quarter of fiscal 2020. Revenue for the fourth quarter of fiscal 2021 was positively impacted $0.8 million, or 1.3%, by foreign currency fluctuations associated with revenue generated in international markets when compared to the fourth quarter of fiscal 2020.
Gross profit for the fourth quarter of fiscal 2021 was $45.0 million, or 82.1% of revenue, compared to $49.9 million, or 84.1% of revenue, for the same period in fiscal 2020. The decrease in gross margin as a percentage of revenue is primarily due to increased shipping expenses to customers due to COVID-19, decreased fee revenues as a result of fewer in-person distributor events being held during the current year period due to the COVID-19 pandemic, and shifts in geographic and product sales mix.
Commissions and incentives expense for the fourth quarter of fiscal 2021 was $25.6 million, or 46.7% of revenue, compared to $28.9 million, or 48.7% of revenue, for the same period in fiscal 2020. The decrease in commissions and incentives expense as a percentage of revenue is due mainly to the timing and magnitude of promotional and incentive activities as compared to the prior year quarter.
Selling, general and administrative expense (SG&A) for the fourth quarter of fiscal 2021 was $12.8 million, or 23.4% of revenue, compared to $14.8 million, or 25.0% of revenue, for the same period in fiscal 2020. Adjusted for nonrecurring expenses, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expense for the fourth quarter of fiscal 2021 was $13.6 million, or 24.8% of revenue, compared to adjusted non-GAAP SG&A expense for the fourth quarter of fiscal 2020 of $14.3 million, or 24.1% of revenue. The year over year decrease in non-GAAP SG&A expense was primarily due to decreased stock and incentive compensation expenses due to performance against current year bonus targets as well as the departure of executives during the current year period.
Operating income for the fourth quarter of fiscal 2021 was $6.6 million, or 12.0% of revenue, compared to $6.2 million, or 10.5% of revenue, for the fourth quarter of fiscal 2020. Accounting for the non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the fourth quarter of fiscal 2021 was $5.8 million, or 10.6% of revenue, compared to $6.7 million, or 11.3% of revenue, for the fourth quarter of fiscal 2020.
Net income for the fourth quarter of fiscal 2021 was $4.9 million, or $0.35 per diluted share. This compares to net income for the fourth quarter of fiscal 2020 of $3.8 million, or $0.26 per diluted share. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the fourth quarter of fiscal 2021 increased 4.6% to $4.3 million, or $0.31 per diluted share. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the fourth quarter of fiscal 2020 was $4.1 million, or $0.28 per diluted share. The Company’s effective tax rate decreased to 24.3% in the fourth quarter of fiscal 2021 compared to 37.2% in the prior year period. The decrease in the tax rate in the current year period positively impacted adjusted earnings per share by approximately $0.05.
Adjusted EBITDA decreased 19.3% to $6.6 million for the fourth quarter of fiscal 2021, compared to $8.2 million for the comparable period in fiscal 2020.
Fiscal 2021 Full Year Results
For the fiscal year ended June 30, 2021, the Company reported net revenue of $220.2 million, a decrease of 5.5% compared to $232.9 million for fiscal 2020. In fiscal 2021, revenue in the Americas decreased 7.0% and revenue in Asia/Pacific & Europe decreased 1.6%. Revenue for fiscal 2020 was positively impacted $2.6 million, or 1.1%, by foreign currency fluctuations associated with revenue generated in international markets when compared to fiscal year 2020.
Gross profit during fiscal 2021 was $182.0 million, or 82.7% of revenue, compared to $195.0 million, or 83.7% of revenue, for fiscal 2020. The decrease in gross margin as a percentage of revenue is primarily due to increased shipping expenses as global demand for shipping increased significantly due to the COVID-19 pandemic.

Commissions and incentives expense for fiscal 2021 was $103.5 million, or 47.0% of revenue, compared to $111.6 million, or 47.9% of revenue, for fiscal 2020. Commissions and incentives expense as a percentage of revenue decreased as a result of the cancellation of incentive events during the year due to the COVID 19 pandemic and associated travel and meeting restrictions as well as the continued refinement and the timing and magnitude of our various promotional and incentive programs during the year.
SG&A expense for fiscal 2021 was $60.8 million, or 27.6% of revenue, compared to $67.9 million, or 29.2% of revenue, for fiscal 2020. Adjusted for nonrecurring expenses and recoveries, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expense for fiscal 2021 was $59.2 million, or 26.9% of revenue, compared to adjusted non-GAAP SG&A expense for fiscal 2020 of $66.7 million, or 28.6% of revenue. The year over year decrease in non-GAAP SG&A expense was primarily due to the cancellation of in-person events and decreased travel expenses related to the restrictions associated with the COVID-19 pandemic, as well as lower stock and incentive compensation expense due to performance against current year bonus targets as well as the departure of executives during the current year.
Operating income for fiscal 2021 was $17.6 million, or 8.0% of revenue, compared to $15.5 million, or 6.6% of revenue, for fiscal 2020. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for fiscal 2021 was $19.2 million, or 8.7% of revenue, compared to $16.7 million, or 7.2% of revenue, for fiscal 2020.
Net income for fiscal 2021 was $12.9 million, or $0.90 per diluted share, compared to $11.5 million, or $0.79 per diluted share for fiscal 2020. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for fiscal 2021 increased 14.4% to $14.3 million, or $1.00 per diluted share. This compares to adjusted non-GAAP net income for fiscal 2020 of $12.5 million, or $0.86 per diluted share. On a non-GAAP basis, the Company’s effective tax rate increased to 24.1% in fiscal 2021 compared to an effective tax rate of 21.6% in the prior year. The increase in the current year tax rate negatively impacted adjusted earnings per share by approximately $0.03.
Adjusted EBITDA increased 3.7% to $24.8 million for fiscal 2021, compared to $24.0 million for fiscal 2020.
Balance Sheet & Liquidity
The Company generated $16.3 million of cash from operations during fiscal 2021 compared to $18.3 million during fiscal 2020. The Company's cash and cash equivalents at June 30, 2021 were $23.2 million, compared to $22.1 million at June 30, 2020. The Company had no debt outstanding at June 30, 2021 and 2020, respectively. During the fourth quarter of fiscal 2021, the Company repurchased approximately 0.5 million common shares for $3.9 million under its share repurchase program.
Fiscal Year 2022 Guidance
The Company expects to generate revenue in the range of $225 million to $235 million in fiscal year 2022 and adjusted EBITDA of $22 million to $24 million, with adjusted earnings per share in the range of $0.83 to $0.87, which assumes a full year tax rate of approximately 26%. This guidance reflects the current trends in the business and the Company’s current view as to the impact of the COVID-19 pandemic on its business. The Company's guidance for adjusted non-GAAP EBITDA and adjusted non-GAAP earnings per diluted share excludes any non-operating or non-recurring expenses that may materialize during fiscal 2022. The Company is not providing guidance for GAAP earnings per diluted share for fiscal 2022 due to the potential occurrence of one or more non-operating, one-time expenses, which the Company does not believe it can reliably predict.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. MST (4:30 p.m. EST). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, August 26, 2021, by dialing (844) 512-2921 from the U.S. and entering confirmation code 13721246, or (412) 317-6671 from international locations, and entering confirmation code 13721246.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events-and-presentations or directly at http://public.viavid.com/index.php?id=145578.The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN) is a pioneer in nutrigenomics, the study of how nutrition and naturally occurring compounds affect human genes to support good health. The Company engages in the identification, research, development, formulation and sale of advanced nutrigenomic activators, dietary supplements, nootropics, pre- and pro-biotics, weight management, skin and hair care, bath & body, and targeted relief products. The Company’s line of scientifically-validated dietary supplements includes its flagship Protandim® family of products, LifeVantage® Omega+, ProBio, and Daily Wellness dietary supplements, TrueScience® is the Company's line of skin, hair, bath & body, and targeted relief products. The Company also markets and sells Petandim®, its companion pet supplement formulated to combat oxidative stress in dogs, Axio® its nootropic energy drink mixes, and PhysIQ™, its smart weight management system. LifeVantage was founded in 2003 and is headquartered in Lehi, Utah. For more information, visit www.lifevantage.com.
Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "will," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to," "goal," “may be,” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding executing against and the benefits of our key initiatives, future growth, including geographic and product expansion, and expected financial performance. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, further deterioration to the global economic and operating environments as a result of future COVID-19 developments, as well as those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income as GAAP net income less certain tax adjusted non-recurring one-

time expenses incurred during the period and Non-GAAP Earnings per Share as Non-GAAP Net Income divided by weighted-average shares outstanding.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present reconciliations of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share, which are non-GAAP financial measures to Net Income and Earnings per Share, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contact:
Reed Anderson, ICR
(646) 277-1260
reed.anderson@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of
(In thousands, except per share data)	June 30, 2021	June 30, 2020
ASSETS
Current assets
Cash and cash equivalents	$23,174	$22,138
Accounts receivable	2,925	2,610
Income tax receivable	1,038	—
Inventory, net	16,145	13,888
Prepaid expenses and other	4,772	5,232
Total current assets	48,054	43,868

Property and equipment, net	11,123	7,170
Right-of-use assets	13,700	956
Intangible assets, net	719	851
Deferred income tax asset	1,208	2,164
Equity securities	2,205	2,205
Other long-term assets	1,723	1,663
TOTAL ASSETS	$78,732	$58,877

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$6,744	$3,521
Commissions payable	8,138	9,219
Income tax payable	830	784
Lease liabilities	2,151	1,184
Other accrued expenses	7,336	10,311
Current portion of long-term debt, net	—	—
Total current liabilities	25,199	25,019

Long-term lease liabilities	16,032	—
Other long-term liabilities	694	604
Total liabilities	41,925	25,623
Commitments and contingencies
Stockholders' equity
Preferred stock — par value $0.0001 per share, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.0001 per share, 40,000 shares authorized and 13,609 and 14,113 issued and outstanding as of June 30, 2021 and 2020, respectively	1	1
Additional paid-in capital	129,048	126,416
Accumulated deficit	(92,346)	(93,307)
Accumulated other comprehensive income	104	144
Total stockholders’ equity	36,807	33,254
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$78,732	$58,877

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30, (unaudited)		Fiscal Year Ended June 30,
(In thousands, except per share data)	2021	2020	2021	2020
Revenue, net	$54,777	$59,368	$220,181	$232,915
Cost of sales	9,782	9,449	38,187	37,964
Gross profit	44,995	49,919	181,994	194,951
Operating expenses:
Commissions and incentives	25,603	28,894	103,541	111,571
Selling, general and administrative	12,811	14,816	60,838	67,914
Total operating expenses	38,414	43,710	164,379	179,485
Operating income	6,581	6,209	17,615	15,466
Other expense:
Interest expense	—	(1)	(17)	(120)
Other expense, net	(103)	(120)	(366)	(685)
Total other expense	(103)	(121)	(383)	(805)
Income before income taxes	6,478	6,088	17,232	14,661
Income tax expense	(1,571)	(2,264)	(4,338)	(3,112)
Net income	$4,907	$3,824	$12,894	$11,549
Net income per share:
Basic	$0.36	$0.27	$0.92	$0.82
Diluted	$0.35	$0.26	$0.90	$0.79
Weighted-average shares outstanding:
Basic	13,754	14,258	14,070	14,105
Diluted	13,879	14,703	14,268	14,599

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

	Revenue by Region

	Three Months Ended June 30, (unaudited)				Fiscal Year Ended June 30,
(In thousands)	2021		2020		2021		2020
Americas	$37,677	69%	$41,690	70%	$154,655	70%	$166,336	71%
Asia/Pacific & Europe	17,100	31%	17,678	30%	65,526	30%	66,579	29%
Total	$54,777	100%	$59,368	100%	$220,181	100%	$232,915	100%

	Active Accounts (unaudited)

	As of June 30,
	2021		2020		Change from Prior Year	Percent Change
Active Independent Distributors(1)
Americas	41,000	65%	49,000	67%	(8,000)	(16.3)%
Asia/Pacific & Europe	22,000	35%	24,000	33%	(2,000)	(8.3)%
Total Active Independent Distributors	63,000	100%	73,000	100%	(10,000)	(13.7)%

Active Customers(2)
Americas	78,000	73%	83,000	78%	(5,000)	(6.0)%
Asia/Pacific & Europe	29,000	27%	23,000	22%	6,000	26.1%
Total Active Customers	107,000	100%	106,000	100%	1,000	0.9%

Active Accounts(3)
Americas	119,000	70%	132,000	74%	(13,000)	(9.8)%
Asia/Pacific & Europe	51,000	30%	47,000	26%	4,000	8.5%
Total Active Accounts	170,000	100%	179,000	100%	(9,000)	(5.0)%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Customers have purchased product in the prior three months for personal consumption only.
(3) Total Active Accounts is the sum of Active Independent Distributors and Active Customers.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA:
(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
(In thousands)	2021	2020	2021	2020
GAAP Net income	$4,907	$3,824	$12,894	$11,549
Interest expense	—	1	17	120
Provision for income taxes	1,571	2,264	4,338	3,112
Depreciation and amortization(1)	817	824	3,460	2,777
Non-GAAP EBITDA:	7,295	6,913	20,709	17,558
Adjustments:
Stock compensation expense	(79)	838	2,036	4,919
Other expense, net	103	120	366	685
Other adjustments(2)	(700)	334	1,736	806
Total adjustments	(676)	1,292	4,138	6,410
Non-GAAP Adjusted EBITDA	$6,619	$8,205	$24,847	$23,968

(1) Includes $101,000 of accelerated depreciation related to a change in lease term and $335,000 leasehold depreciation for the fiscal year ended June 30, 2021. Includes $152,000 and $456,000 of accelerated depreciation related to a change in lease term for the three months and fiscal year ended June 30, 2020.

(2) Other adjustments breakout:
Lease abandonment	$—	$—	$495	$—
Class-action lawsuit expenses, net of recoveries	$(1,002)	$334	$(144)	$703
Executive team severance expenses, net	160	—	851	—
Executive team recruiting and transition expenses	142	—	534	—
Other nonrecurring legal and accounting expenses	—	—	—	103
Insurance reimbursement	—	—	—	—
Change in estimate of accrued import liabilities	—	—	—	—
Total adjustments	$(700)	$334	$1,736	$806

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Adjusted EPS:
(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
(In thousands)	2021	2020	2021	2020
GAAP Net income	$4,907	$3,824	$12,894	$11,549
Adjustments:
Executive team severance expenses, net(1)	83	—	269	—
Executive team recruiting and transition expenses	142	—	534	—
Lease abandonment(2)	—	—	830	—
Class-action lawsuit expenses, net of recoveries	(1,002)	334	(144)	703
Other nonrecurring legal and accounting expenses	—	—	—	103
Accelerated depreciation related to change in lease term	—	152	101	456
Tax impact of adjustments	188	(181)	(192)	(323)
Total adjustments, net of tax	(589)	305	1,398	939
Non-GAAP Net Income	$4,318	$4,129	$14,292	$12,488

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2020	2021	2020
Diluted earnings per share, as reported	$0.35	$0.26	$0.90	$0.79
Total adjustments, net of tax	(0.04)	0.02	0.10	0.06
Diluted earnings per share, as adjusted(3)	$0.31	$0.28	$1.00	$0.86

(1) Net of $77,000 and $582,000 of compensation expense benefit related to unvested stock award reversals for the three months and fiscal year ended June 30, 2021
(2) Includes remaining lease rent expense of $495,000 and leasehold depreciation of $335,000 for the fiscal year ended June 30, 2021.
(3) May not add due to rounding.